News Release
Audiovox Corporation Reports Fiscal 2011 First Quarter Results

- Sales up 8.8%, driven by growth in Mobile Electronics and recent acquisitions.
- Gross margins increase 170 basis points due to new product introductions, higher OEM sales and acquisitions.
- Company reports earnings per share of $0.05 vs. $0.02 in comparable period.

HAUPPAUGE, N.Y., July 12, 2010 /PRNewswire via COMTEX/ --

Audiovox Corporation (Nasdaq: VOXX), today announced results for its fiscal 2011 first quarter ended May 31, 2010.

Commenting on the Company's performance, Pat Lavelle, President and CEO stated, "While we showed improvement over last year's first quarter, like most companies, we are still feeling the effects of an economic recovery that is materializing slower than expected. However, we are well positioned for growth and profits this year and I believe as the global economies begin to improve, we have a tremendous opportunity to capture meaningful market share given the strength of our brands, the quality of our new programs and partners, and the strength of our retail and automotive distribution. What has us most encouraged near-term, are positive signs pointing to a continuing automotive market recovery. We continue to take steps to improve our competitive and financial position."

Net sales for the first quarter ended May 31, 2010 were $130.3 million, an increase of 8.8% compared to net sales of $119.8 million reported in the comparable year ago period.

Electronics sales were $94.5 million for the 2011 fiscal first quarter as compared to $79.0 million for the 2010 fiscal first quarter, an increase of 19.6%. Electronics sales were positively impacted by the addition of new OEM sales and customers, resulting from the Company's acquisition of Invision Automotive Systems, as well as higher aftermarket sales in security and mobile video, and new sales of FLO TV automotive entertainment systems. Offsetting this increase were declines in the Company's audio business and lower consumer electronics products both domestically and internationally as a result of continued weakness in the global economies. As a percentage of sales, Electronics represented 72.5% for the three months ended May 31, 2010 compared to 65.9% in the comparable prior year period.

Accessory sales were $35.8 million for the 2011 fiscal first quarter as compared to $40.8 million for the three months ended May 31, 2009, a decrease of 12.3%. The decline in Accessory sales is directly attributed to lower sales of digital antenna products for the comparable periods, as last fiscal year's first quarter included approximately $8.0 million of antenna sales related to the industry-wide switch from analog to digital TV. The decline was also attributed to lower consumer spending given current market conditions, and was partially offset by higher sales of international accessory products, both in existing business and through the addition of the Schwaiger acquisition. As a percentage of net sales, Accessories represented 27.5% and 34.1% for the three months ended May 31, 2010 and May 31, 2009, respectively.

Gross margins were 20.8% for the period ended May 31, 2010, a 170 basis point improvement from the 19.1% in the comparable fiscal year period. This increase was due to better margins in existing product lines, the introduction of new products, higher margin sales of OEM products and reduced costs in freight and warehousing as compared to the prior year period.

Operating expenses increased by $5.9 million or 25.8% from $22.7 million, to $28.5 million for the periods ended May 31, 2009 and May 31, 2010, respectively. The increase in total operating expenses was primarily due to the addition of $3.3 million in expenses associated the Schwaiger and Invision acquisitions, and approximately $1.5 million in expenses associated with employee stock options costs and professional service fees. Excluding the impact of these additional costs, the Company's core overhead was essentially flat with the comparative fiscal 2010 period. And as a percentage of net sales, operating expenses were 21.9% as compared to 18.9% for the fiscal first quarters ended May 31, 2010 and May 31, 2009, respectively.

The Company reported net income of $1.1 million and earnings per share of $0.05 for the 2011 fiscal first quarter compared to net income of $0.5 million or earnings per share of $0.02 for the 2010 fiscal first quarter. Net income for the 2011 fiscal first quarter was inclusive of a gain from foreign exchange contracts and a favorable tax settlement.

Lavelle continued, "Despite two acquisitions last year, our cash position has improved. Our balance sheet is strong and we remain active in the M&A arena. We continue to look for companies that will strengthen our product mix and distribution, and will enable us to leverage our overhead to enhance our profit potential. While market concerns remain, both domestically and abroad, we believe we are positioned to weather the turbulent markets and emerge stronger long-term."

Conference Call Information

The Company will be hosting its conference call on Tuesday, July 13 at 10:00 a.m. EDT. Interested parties can participate by visiting www.audiovox.com, and clicking on the webcast in the Investor Relations section or via teleconference (toll-free number: 866-713-8562; international number: 617-597-5310; pass code: 48039670). For those who will be unable to participate, a replay will be available approximately one hour after the call has been completed and will last for one week thereafter (replay number: 888-286-8010; international replay number: 617-801-6888; pass code: 38967575).

About Audiovox

Audiovox (Nasdaq: VOXX) is a recognized leader in the marketing of automotive entertainment, vehicle security and remote start systems, consumer electronics products and consumer electronics accessories. The company is number one in mobile video and places in the top ten of almost every category that it sells. Among the lines marketed by Audiovox are its mobile electronics products including mobile video systems, auto sound systems including satellite radio, vehicle security and remote start systems; consumer electronics products such as MP3 players, digital camcorders, DVRs, Internet radios, clock radios, portable DVD players, multimedia products like digital picture frames and home and portable stereos; consumer electronics accessories such as indoor/outdoor antennas, connectivity products, headphones, speakers, wireless solutions, remote controls, power & surge protectors and media cleaning & storage devices; Energizer(R)-branded products for rechargeable batteries and battery packs for camcorders, cordless phones, digital cameras and DVD players, as well as for power supply systems, automatic voltage regulators and surge protectors. The company markets its products through an extensive distribution network that includes power retailers, 12-volt specialists, mass merchandisers and an OE sales group. The company markets products under the Audiovox, Advent, RCA, Jensen, Acoustic Research, Energizer, Excalibur, Code Alarm, Invision, Omega, Prestige, Schwaiger, SURFACE and Terk brands. For additional information, visit our Web site at www.audiovox.com.

Safe Harbor Statement

Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statement. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to, risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the mobile and consumer electronics businesses as well as the wireless business; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended February 28, 2010 and in its most recent quarterly filing with the Securities and Exchange Commission (SEC).

    Company Contact:
    ----------------
    Glenn Wiener, GW Communications
    Tel: 212-786-6011
    Email: gwiener@GWCco.com

Tables Attached

Audiovox Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)

	May 31,	February 28,
	2010	2010
Assets	(unaudited)

Current assets:
Cash and cash equivalents	$83,597	$69,511
Accounts receivable, net	97,554	131,266
Inventory	111,064	102,717
Receivables from vendors	12,119	11,170
Prepaid expenses and other current assets	16,003	16,311
Income tax receivable	1,472	1,304
Deferred income taxes	47	47
Total current assets	321,856	332,326

Investment securities	15,974	15,892
Equity investments	11,941	11,272
Property, plant and equipment, net	21,408	22,145
Goodwill	7,303	7,389
Intangible assets	96,677	97,226
Deferred income taxes	518	515
Other assets	1,930	2,213
Total assets	$477,607	$488,978

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$35,955	$36,126
Accrued expenses and other current liabilities	30,305	35,790
Accrued sales incentives	10,710	10,606
Deferred income taxes	1,858	1,931
Bank obligations	1,582	1,703
Current portion of long-term debt	1,227	6,383
Total current liabilities	81,637	92,539

Long-term debt	5,691	6,613
Capital lease obligation	5,437	5,490
Deferred compensation	3,251	3,158
Other tax liabilities	1,219	1,219
Deferred tax liabilities	8,010	8,502
Other long-term liabilities	6,842	7,194
Total liabilities	112,087	124,715

Commitments and contingencies

Stockholders' equity:
Series preferred stock, $.01 par value; 1,500,000 shares authorized, no shares issued or outstanding	-	-
Common stock:
Class A, $.01 par value; 60,000,000 shares authorized, 22,449,112 and 22,441,712 shares issued and 20,630,305 and 20,622,905 shares outstanding at May 31, 2010 and February 28, 2010	225	225
Class B convertible, $.01 par value; 10,000,000 shares authorized, 2,260,954 shares issued and outstanding at May 31, 2010 and February 28, 2010	22	22
Paid-in capital	276,148	275,684
Retained earnings	115,114	113,996
Accumulated other comprehensive (loss)	(7,603)	(7,278)
Treasury stock, at cost, 1,818,807 shares of Class A common stock at May 31, 2010 and February 28, 2010	(18,386)	(18,386)
Total stockholders' equity	365,520	364,263
Total liabilities and stockholders' equity	$477,607	$488,978

Audiovox Corporation and Subsidiaries
Consolidated Statements of Operations
For the Three months ended May 31, 2010 and 2009
 (In thousands, except share and per share data)
(unaudited)

	2010	2009

Net sales	$130,313	$119,806
Cost of sales	103,252	96,882
Gross profit	27,061	22,924

Operating expenses:
Selling	8,829	6,959
General and administrative	17,330	13,661
Engineering and technical support	2,389	2,072
Total operating expenses	28,548	22,692

Operating (loss) income	(1,487)	232

Other income (expense):
Interest and bank charges	(441)	(319)
Equity in income of equity investees	908	395
Other, net	1,501	448
Total other income	1,968	524

Income before income taxes	481	756
Income tax (benefit) expense	(638)	283
Net income	$1,119	$473

Net income per common share (basic)	$0.05	$0.02

Net income per common share (diluted)	$0.05	$0.02

Weighted-average common shares outstanding (basic)	22,887,187	22,865,394
Weighted-average common shares outstanding (diluted)	22,951,605	22,865,394

SOURCE Audiovox Corporation